FIRST AMENDMENT TO RIGHTS AGREEMENT


                  AMENDMENT, dated as of October 2, 1998 (this "Amendment"), to the Rights Agreement, dated as of August 21, 1998 (the "Rights Agreement"), by and between OmniQuip International, Inc., a Delaware corporation (the "Company"), and The First Chicago Trust Company of New York (the "Rights Agent").

                  WHEREAS, pursuant to and in compliance with Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth in this Amendment.

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein and in the Rights Agreement, the parties hereto agree as follows:

                  1. The first sentence of the definition of "Acquiring Person" contained in Section 1(a) of the Rights Agreement is hereby amended by replacing the words "twenty percent (20%)" with the words "ten percent (10%)".

                  2. The second sentence of the definition of "Acquiring Person" contained in Section 1(a) of the Rights Agreement is hereby amended by deleting the words ",including a majority of the Continuing Directors,".

                  3. Section 1(m) of the Rights Agreement is hereby amended by deleting the definition of "Continuing Director" and replacing such definition with the words "Intentionally Omitted".

                  4. The first sentence of Section 3(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

                  "(a) Until the earliest of (i) the Close of Business on the tenth day after the Stock Acquisition Date (or, if the tenth day after the Stock Acquisition Date occurs before the Record Date, the Close of Business on the Record Date), (ii) the Close of Business on the tenth Business Day (or such later date as the Board shall determine) after the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan) is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and

         Regulations under the Exchange Act, if upon consummation thereof, such Person would be the Beneficial Owner of ten percent (10%) or more of the shares of Common Stock then outstanding or (iii) the date following the execution of an agreement relating to or providing for a transaction constituting a Section 13 Event (the earliest of (i), (ii) and (iii) being herein referred to as the "Distribution Date"), (A) the Rights will be evidenced (subject to the provisions of paragraph (b) of this Section 3) by the certificates for the Common Stock registered in the names of the holders of the Common Stock (which certificates for Common Stock shall be deemed also to be certificates for Rights) and not by separate certificates and (B) the Rights will be transferable only in connection with the transfer of the underlying shares of Common Stock (including a transfer to the Company)."

                  5. The first sentence of the legend contained in Section 3(c) of the Rights Agreement is hereby amended by inserting after the words "AUGUST 21, 1998" the words "AND AMENDED AS OF OCTOBER 2, 1998".

                  6. Section 11(a)(ii)(B) of the Rights Agreement is hereby amended by replacing the words "twenty percent (20%)" with the words "ten percent (10%)" in each instance where such words appear.

                  7. The first sentence of Section 13(a) of the Rights Agreement is hereby amended so that the beginning portion of such sentence through the end of clause (y) thereof shall read in its entirety as follows (it being understood that the remainder of such sentence following clause (y) shall remain in full force and effect):

                  "(a) In the event that, following the Stock Acquisition Date or during the pendency of a 180 Day Period, directly or indirectly, (x) the Company shall consolidate with, or merge with and into, any other Person, and the Company shall not be the continuing or surviving corporation of such consolidation or merger, (y) (i) any Person shall consolidate with, or merge with or into, the Company or a Subsidiary of the Company, and (ii) the Company shall be the continuing or surviving corporation of such consolidation or merger or the Company shall not be a constituent corporation in any such merger or consolidation and, in connection with any such transaction in clauses (y)(i) or (y)(ii), (A) all or part of the outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property or (B) the shares of Common Stock held by stockholders of the Company immediately prior to the consummation of the transaction which remain outstanding shall constitute less than fifty percent (50%) of the total number of shares of Common Stock or less than fifty percent (50%) of the total voting power outstanding immediately following the consummation of the transaction, or"

               8. Clause (i) of Section 13(b) of the Rights Agreement is hereby amended to read in its entirety as follows:

                  "(i) in the case of any transaction described in clause (x) or
         (y) of the first sentence of Section 13(a), the Person that is the issuer of any securities into which shares of Common Stock of the Company are converted in such merger or consolidation (or, in the case of Section 13(a)(y)(B), the Company), and if no securities are so issued, the Person that is the other party to such merger or consolidation; and"

                  9. Section 13 of the Rights Agreement is hereby amended further by adding the following new paragraph at the end of Section 13:

                  "(d) The Company covenants and agrees not to consummate a transaction constituting a Section 13 Event unless a Distribution Date shall have occurred as a result of the actions described in clauses
         (i), (ii) or (iii) of Section 3(a) hereof."

               10. Section 23(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

                  "(a) The Board of Directors of the Company may, at its option, at any time prior to the earlier of (i) the Close of Business on the tenth day following the Stock Acquisition Date (or, if the Stock Acquisition Date shall have occurred prior to the Record Date, the Close of Business on the tenth day following the Record Date), or (ii) the Final Expiration Date, redeem all but not less than all of the then outstanding Rights at a redemption price of $.01 per Right, as such amount may be appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price"). Notwithstanding anything contained in this Agreement to the contrary, the Rights shall not be exercisable after the first occurrence of a Section 11(a)(ii) Event until such time as the Company's right of redemption hereunder has expired. The Company may, at its option, pay the Redemption Price in cash, shares of Common Stock (based on the Current Market Price of the Common Stock at the time of redemption) or any other form of consideration deemed appropriate by the

         Board of Directors. The redemption of the Rights by the Board of Directors may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish."

                  11. Section 23 of the Rights Agreement is hereby amended by adding the following new paragraph at the end of Section 23:

                  "(c) Notwithstanding the provisions of Section 23(a), in the event that a majority of the Board of Directors is elected by stockholder action by written consent, or is comprised of persons elected at a meeting of stockholders who were not nominated by the Board of Directors in office immediately prior to such meeting, then for a period of one hundred eighty days (180) days following the effectiveness of such election (the "180 Day Period"), the Rights may not be redeemed."

                  12. Section 27 of the Rights Agreement is hereby amended by deleting the parenthetical "(which lengthening or shortening, following the first occurrence of an event set forth in clauses (i) and (ii) of the first proviso to Section 23(a) hereof, shall be effective only if there are Continuing Directors and shall require the concurrence of a majority of such Continuing Directors)".

                  13. Section 27 of the Rights Agreement is hereby amended by adding the following sentence as the third to last sentence of such Section 27:

         "Notwithstanding anything contained in this Agreement to the contrary, during the pendency of any 180 Day Period, no supplement or amendment shall be made to this Agreement, other than an amendment or supplement described in clause (i) or (ii) of the second sentence of this Section 27."

                  14. Section 29 of the Rights Agreement is hereby amended by deleting each of the parentheticals "(with, where specifically provided for herein, the concurrence of the Continuing Directors)".

                  15. The last sentence of Section 29 of the Rights Agreement is hereby amended by deleting the words "or the Continuing Directors".

                  16. The Form of Right Certificate attached to the Rights Agreement as Exhibit B is hereby amended by inserting after the words "August 21, 1998" the words "and amended as of October 2, 1998".

                  17. The second to last sentence of the carryover paragraph on page 2 of the Form of Right Certificate attached to the Rights Agreement as Exhibit B is hereby amended to read in its entirety as follows:

          "Under certain circumstances set forth in the Rights Agreement, the Rights may not be redeemed for a period of one hundred eighty days
          (180)."

                  18. The last sentence of the carryover paragraph on page 2 of the Form of Right Certificate attached to the Rights Agreement as Exhibit B is hereby amended by replacing the words "twenty percent (20%)" with the words "ten percent (10%)".

                  19. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

                  20. This Amendment may be executed in counterparts and each of such counterparts shall for all purposes be deemed to be an original, and both such counterparts shall together constitute but one and the same instrument.

                  21. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

                                       OMNIQUIP INTERNATIONAL, INC.



                                       By:/s/ P. Enoch Stiff
                                          ---------------------------------
                                          P. Enoch Stiff
                                          President and Chief Executive Officer


Attest



By:/s/ Curtis J. Laetz
   -----------------------------
   Curtis J. Laetz
   Senior Vice President and
    Chief Administrative Officer



                                        FIRST CHICAGO TRUST COMPANY
                                        OF NEW YORK



                                        By:/s/ John H. Ruocco
                                           --------------------------------
                                           John H. Ruocco
                                           Account Officer

Attest



By:/s/Laurence A. Woods
   -----------------------------
   Laurence A. Woods
   Vice President



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